Exhibit 10.50

MOTOROLA MOBILITY HOLDINGS, INC.

2011 INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award (“Award”) is awarded on January 28, 2011 (“Date of Grant”), by Motorola Mobility Holdings, Inc. (the “Company”) to Dr. Sanjay K. Jha (“Participant”).

WHEREAS, Participant is receiving the Award under the Motorola Mobility Holdings, Inc. 2011 Incentive Compensation Plan (the “Plan”), and the employment agreement that the Company and Participant first entered into on August 4, 2008 (as amended from time to time thereafter, the “Employment Agreement”); and

WHEREAS, the Award is being made by the Compensation and Leadership Committee (the “Committee”) of the Board of Directors;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards restricted stock to Participant on the following terms and conditions:

1.

Award of Restricted Shares. The Company hereby grants to Participant a total of three hundred eighteen thousand seven hundred ninety-two (318,792) restricted shares (the “Restricted Shares”) of the Company’s common stock (“Common Stock”) with each Restricted Share representing a right to receive one unrestricted Share of Common Stock on the applicable Vesting Date subject to the terms and conditions set forth in this Award Agreement (the “Award Agreement”), and subject to adjustment as provided in the Plan. The Restricted Shares are granted pursuant to the Plan and are subject to all of the terms and conditions of the Plan.

2.

Restrictions. The Restricted Shares are being awarded to Participant subject to the transfer and forfeiture conditions set forth below (the “Restrictions”). In its sole discretion, the Committee may amend or waive the provisions of subparagraphs (b) or (c) hereof, in whole or in part, to the extent necessary or advisable to comply with applicable laws, as determined by the Committee:

a.

No Assignment. Unless otherwise provided by the Committee, prior to the vesting of the Restricted Shares as described in Section 3 below, Participant may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Restricted Shares still subject to Restrictions. The Restricted Shares shall be forfeited if Participant violates or attempts to violate these transfer Restrictions.

b.

Restricted Conduct. Sections 7(a), (b) and (c) (together, the “Restrictive Covenants”) of the Employment Agreement are hereby incorporated by reference into this Award Agreement and shall apply as if fully set forth herein mutatis mutandis and any capitalized terms used in such Sections 7(a), (b) and (c) shall have the meanings ascribed to such terms in the Employment Agreement. If Participant breaches the Restrictive Covenants , in addition to all remedies in law and/or equity available to the Company or any Affiliate, including the remedies available under the Employment Agreement and the recovery of liquidated damages, Participant shall forfeit all Restricted Shares (whether or not vested) and shall immediately pay to the Company, with respect to previously vested Restricted Shares, an amount equal to (x) the per share Fair Market Value of the Shares on each date on which the unrestricted Shares were issued with respect to the applicable previously vested Restricted Shares times (y) the number of Shares underlying such previously vested Restricted Shares, without regard to any Tax-Related Items (as defined below) that may have been deducted from such amount.

c.

Recoupment Policy. The Restricted Shares are subject to the terms and conditions of the Company’s Policy Regarding Recoupment of Incentive Payments upon Financial Restatement (such policy, as it may be amended from time to time, the “Recoupment Policy”). The Recoupment Policy provides for determinations by the Company’s independent directors that, as a result of, in whole or in part, intentional fraud or misconduct by Participant, the Company’s financial results were restated or materially misstated (a “Policy Restatement”). In the event of a Policy Restatement, the Company’s independent directors may require, among other things, (a) cancellation of any of the Restricted Shares that remain outstanding; and/or (b) reimbursement of any gains in respect of the Restricted Shares, if and to the extent the conditions set forth in the Recoupment Policy apply. Any determinations made by the independent directors in accordance with the Recoupment Policy shall be binding upon Participant. The Recoupment Policy is in addition to any other remedies which may be otherwise available at law, in equity or under contract to the Company.

d.

Repayment/Forfeiture. Any benefits Participant may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements of the U.S. Securities and Exchange Commission or any applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Common Stock is traded, as may be in effect from time to time.

3.

Vesting. Subject to the remaining terms and conditions of this Award Agreement, and provided the Restricted Shares have not been forfeited as described in Section 2 above, the Restricted Shares will vest as follows:

a.

Vesting Period. The Restricted Shares will vest as follows in accordance with the following schedule (the applicable date, the “Vesting Date”) (provided Participant remains in the employment of the Company through each such Vesting Date):

Vesting Date	Percentage of Restricted Shares that Vest
The later to occur of (x) the “Milestone Date” as defined below, and (y) January 28, 2012.	33 1/3% (rounded to the nearest whole share)

The later to occur of (x) the Milestone Date and (y) January 28, 2013.	33 1/3% (rounded to the nearest whole share)

The later to occur of (x) the Milestone Date and (y) January 28, 2014.	Remainder

(i)

For purposes of this Agreement, “Milestone Date” shall mean the date on which the average closing price of Common Stock for any fifteen consecutive trading days is 110% or greater than the average closing price of the Common Stock for the first fifteen trading days following January 4, 2011 (including the closing price of Common Stock on January 4, 2011). For purposes of this paragraph, closing prices of Common Stock will be as reported for the New York Stock Exchange-Composite Transactions in The Wall Street Journal, Midwest Edition, at www.online.wsj.com.

(ii)

The period from the Date of Grant through the last Vesting Date set forth above is referred to as the “Restriction Period”. Except to the extent vesting accelerates pursuant to Sections 3(b) through (d) below, any unvested Restricted Shares shall be automatically forfeited upon Participant’s termination of employment with the Company or an Affiliate prior to the applicable Vesting Date. The Company will not be obligated to pay Participant any consideration whatsoever for forfeited Restricted Shares.

(iii)

If, during the Restriction Period, Participant takes a Leave of Absence (as defined herein) from the Company or an Affiliate, the Restricted Shares will continue to be subject to this Award Agreement. If the Restriction Period expires while Participant is on a Leave of Absence, Participant will be entitled to the Restricted Shares even if Participant has not yet returned to active employment. For purposes of this Award Agreement, “Leave of Absence” means an approved leave of absence from the Company or an Affiliate from which Participant has a right to return to work, as determined by the Company.

b.

Disability. All unvested Restricted Shares shall fully vest, regardless of whether or not the Milestone Date has occurred, upon Participant’s termination of employment with the Company and its Affiliates due to Disability (as defined in the Employment Agreement).

c.

Death. All unvested Restricted Shares shall fully vest, regardless of whether or not the Milestone Date has previously occurred, upon Participant’s termination of employment with the Company and its Affiliates due to death.

d.

Certain Other Terminations of Employment. If Participant’s employment or service with the Company or an Affiliate terminates for any reason other than Disability or death (as addressed above), including voluntary resignation of Participant’s employment or service, then the vesting or forfeiture of the Restricted Shares shall be determined, upon such termination of Participant’s employment, under the Employment Agreement provisions that are applicable to his “MDB Public Restricted Shares” (as defined in Section 3(b)(iii)(J) of the Employment Agreement).

4.	Delivery of Shares.

a.

Upon the vesting of the applicable Restricted Shares described in Section 3 above, the Company shall cancel such Restricted Shares and shall establish a brokerage account for Participant and credit to that account the number of unrestricted Shares equal to the number of Restricted Shares that have vested and cancelled, less any Tax-Related Items (as defined in Section 8 below). Unless otherwise determined by the Committee, the Company shall not deliver to Participant certificates evidencing Shares issued in connection with the vested Restricted Shares.

b.	Subject to Section 23, the actions contemplated by subparagraph (a) above shall occur within 60 days following the date that the applicable Restricted Shares vested.

5.	Whole Shares. All Awards shall be paid in whole Shares; no fractional Shares shall be credited or delivered to Participant.

6.	Adjustments. The Restricted Shares shall be subject to adjustment as provided in Section 12.1 of the Plan.

7.

Dividend Equivalent Rights. Pursuant to Section 9.1(a) of the Plan, Participant shall have the Dividend Equivalent Rights set forth herein with respect to the Restricted Shares granted pursuant to this Award Agreement. Accordingly, upon the Company’s payment of cash dividends (or dividends paid in shares of stock of another company or in other property than Common Stock) with respect to its Common Stock, the number of Restricted Shares credited to Participant shall be increased by the number obtained by dividing (a) the amount of the cash dividend (or the value of the other property) Participant would have received had Participant owned a number of unrestricted shares of Common Stock equal to the number of Restricted Shares then credited to Participant pursuant to this Award Agreement, by (b) the closing price of a share of the Common Stock on the day before the day of the dividend payment, as reported for the New York Stock Exchange-Composite Transaction in The Wall Street Journal, Midwest Edition. If the number of outstanding shares of Common Stock is changed as a result of stock dividend, stock split or the like without additional consideration to the Company, the number of Restricted Shares subject to this Award Agreement shall be adjusted pursuant to Section 12(a) of the Plan to correspond to the change in the outstanding shares of Common Stock.

8.

Responsibility for Taxes. Regardless of any action the Company or Participant’s Employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Shares, including, but not limited to, the grant, vesting or settlement of the Restricted Shares, the issuance of Shares upon settlement of the Restricted Shares, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Shares to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant tax withholding event, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant tax withholding event, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, if Participant is not subject to Section 16 of the Exchange Act, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; (ii) withholding from proceeds of the sale of Shares acquired upon settlement of the Restricted Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization); (iii) withholding in Shares to be issued upon settlement of the Restricted Shares; or (iv) requiring Participant to pay, by cash or certified check, the amount necessary to satisfy Participant’s obligations with regard to Tax-Related Items. Notwithstanding the foregoing, if Participant is subject to Section 16 of the Exchange Act, such Participant may satisfy the obligations with regard to Tax-Related Items, in whole or in part, by either (i) electing to have the Company withhold in Shares to be issued upon settlement of the Restricted Shares; or (ii) paying, by cash or certified check, the amount necessary to satisfy such Participant’s obligations with regard to Tax-Related Items.

In any case, to avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Shares, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.

Finally, Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of shares, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

9.

Stockholder Rights. Participant shall have the rights as a stockholder of the Company in respect of the Restricted Shares, including the right to vote such Restricted Shares, subject to Section 7 above regarding his right to receive dividends on such Restricted Shares.

10.

Issuance of Restricted Shares. Shares representing Participant’s Restricted Shares shall be issued either (i) in certificate form or (ii) in book entry or electronic form, registered in the name of Participant, with legends, or notations, as applicable, referring to the terms, conditions, and restrictions set forth in this Award Agreement. Such Restricted Shares shall be held by the Company in custody for Participant, until they are either forfeited by Participant or are surrendered and exchanged for unrestricted Shares pursuant to Section 4 above. The grant of Restricted Shares hereunder shall not constitute a trust.

11.

Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. By accepting the Restricted Shares, Participant acknowledges, understands, and agrees that: (i) the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time; (ii) the grant of the Restricted Shares is voluntary and occasional and does not create any contractual or other right to receive future restricted stock, or benefits in lieu of restricted stock, even if Restricted Shares have been granted repeatedly in the past; (iii) all decisions with respect to future awards, if any, will be at the sole discretion of the Company; (iv) Participant’s acceptance of the Restricted Shares and participation under the Plan is voluntary; (v) Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Participant’s employment at any time pursuant to the Employment Agreement; (vi) the grant of the Restricted Shares and Participant’s participation in the Plan shall not be interpreted to form an employment contract or relationship with the Company or any Affiliate; and (vii) subject to any rights of Participant under his Employment Agreement, no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of the Restricted Shares resulting from termination of Participant’s employment by the Company or the Employer (for any reason whatsoever and regardless of whether in breach of local labor laws)

and, in consideration of the grant of the Restricted Shares, Participant irrevocably agrees never to institute any claim against the Company or the Employer, waives Participant’s ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

12.

No Relation to Other Benefits/Termination Indemnities. Except as otherwise provided under the Employment Agreement, the Restricted Shares and the Shares delivered pursuant to vesting of the Restricted Shares are not part of normal or expected compensation or salary for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary. Further, the Restricted Shares and the Shares delivered pursuant to vesting of the Restricted Shares are not intended to replace any pension rights.

13.

No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the Shares underlying the Restricted Shares. Participant should note that the future value of the Shares underlying the Restricted Shares is unknown. Participant is hereby advised to consult with Participant’s own personal tax, legal, and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

14.

Acknowledgements. No waiver of any breach of any provision of this Award Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Award Agreement shall be severable and in the event that any provision of this Award Agreement shall be found by any court as specified in Section 20 below to be unenforceable, in whole or in part, the remainder of this Award Agreement shall nevertheless be enforceable and binding on the parties. Participant hereby agrees that the court may modify any invalid, overbroad or unenforceable term of this Award Agreement so that such term, as modified, is valid and enforceable under applicable law.

15.

The Company Assignment Rights. The Company shall have the right to assign this Award Agreement, which shall not affect the validity or enforceability of this Award Agreement. This Award Agreement shall inure to the benefit of assigns and successors of the Company.

16.	Waiver. The failure of the Company to enforce at any time any provision of this Award Agreement shall in no way be construed to be a waiver of such provision or any other provision hereof.

17.

Actions by the Committee. The Committee may delegate its authority to administer this Award Agreement. The actions and determinations of the Committee or its delegate shall be binding upon the parties.

18.

Consent to Transfer Personal Data. By accepting the Award, Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data, in electronic or other form, as described in this Award Agreement. Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Participant’s ability to participate in the Plan. The Company, its Affiliates and Participant’s Employer hold certain personal information about Participant, that may include Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, salary grade, hire date, nationality, job title, any shares of stock held in the Company, or details of all restricted stock units or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the exclusive purpose of implementing, administering, and managing the Plan (“Data”). The Company and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States and the recipients’ country may have different data privacy laws and protections from Participant’s country. Participant authorizes the Data recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on Participant’s behalf to a broker or other third party with whom Participant may elect to deposit any Shares acquired pursuant to the Plan. Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative or the Company. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing, in any case without cost, by contacting Participant’s local human resources representative or the Company; however, withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan.

19.

Remedies for Breach. Participant hereby acknowledges that the harm caused to the Company by the breach or anticipated breach of subparagraph 2(b) of this Award Agreement will be irreparable and further agrees that the Company may obtain injunctive relief against Participant in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this Award Agreement, the Employment Agreement, any other agreements between Participant and the Company for the protection of the Company’s Confidential Information or law, including the recovery of liquidated damages. Participant agrees that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in Section 20 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over Participant. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.

20.

Governing Law. All questions concerning the construction, validity and interpretation of this Award Agreement shall be governed by and construed according to the law of the State of Delaware without regard to any state’s conflicts of law principles. Any and all disputes relating to, concerning or arising from this Award Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Award or this Award Agreement, shall be brought and heard exclusively in the United States District Court for the District of Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute; and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

21.	Definitions. Any capitalized terms used herein that are not otherwise defined below or elsewhere in this Award Agreement shall have the meaning provided under the Plan.

22.

Imposition of Other Requirements. Subject to the Employment Agreement, the Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Shares and on any Shares received under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

23.

409A Compliance Applicable Only to Participants Subject to U.S. Tax. Notwithstanding any provision in this Award Agreement to the contrary, if Participant is a “specified employee” (certain officers of the Company within the meaning of Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by the Company from time to time) on the date of Participant’s termination of employment, any payment which would be considered “nonqualified deferred compensation” within the meaning of Code Section 409A that Participant is entitled to receive upon termination of employment and which otherwise would be paid or delivered during the six-month period immediately following the date of Participant’s termination of employment will instead be paid or delivered on the earlier of (i) the first day of the seventh month following the date of Participant’s termination of employment and (ii) death. For purposes of determining the time of payment or delivery of any payment Participant is entitled to receive upon termination of employment, the determination of whether Participant has experienced a termination of employment will be determined by the Company in a manner consistent with the definition of “separation from service” under the default rules of Section 409A of the Code.

24.

Acceptance of Terms and Conditions. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means and shall notify Participant of the grant of this Award by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Further, by electronically accepting this Award within 30 days after the date of the electronic mail notification by the Company to Participant of the grant of this Award (“Email Notification Date”), Participant agrees to be bound by the foregoing terms and conditions, the Plan, and any and all rules and regulations established by the Company in connection with awards issued under the Plan. If Participant does not electronically accept this Award within 30 days of the Email Notification Date, Participant will not be entitled to the Restricted Shares. In the Company’s sole discretion, Participant may also be required to accept the Award in writing and to return notice of acceptance to the Company in the form prescribed by the Company within 30 days of the date that Participant is first notified of the grant of this Award.

25.

Plan Documents. Participant can find other information about the Restricted Shares, the Plan and the Prospectus for the Plan on the Company’s website at http://my.mot-mobility.com/go/EquityAwards. If Participant does not have access to the website, please contact Equity Administration at 6450 Sequence Drive, San Diego, CA 92121 or email: EQUITYADMIN@Motorola.com. to request Plan documents.